EXHIBIT 99.2k(i)


                                   REGISTRAR,
                      TRANSFER AGENCY AND SERVICE AGREEMENT

                                     between

                            H&Q HEALTHCARE INVESTORS

                                       and

                       STATE STREET BANK AND TRUST COMPANY




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                                                                       Page
Article 1   Terms of Appointment; Duties of the Bank . . . . . . . . .  1
Article 2   Fees and Expenses  . . . . . . . . . . . . . . . . . . . .  2
Article 3   Representations and Warranties of the Bank . . . . . . . .  2
Article 4   Representations and Warranties of the Fund . . . . . . . .  2
Article 5   Indemnification  . . . . . . . . . . . . . . . . . . . . .  3
Article 6   Covenants of the Fund and the Bank . . . . . . . . . . . .  5
Article 7   Termination of Agreement . . . . . . . . . . . . . . . . .  5
Article 8   Assignment . . . . . . . . . . . . . . . . . . . . . . . .  5
Article 9   Amendment. . . . . . . . . . . . . . . . . . . . . . . . .  6
Article 10  Massachusetts Law to Apply . . . . . . . . . . . . . . . .  6
Article 11  Merger of Agreement  . . . . . . . . . . . . . . . . . . .  6


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                REGISTRAR, TRANSFER AGENCY AND SERVICE AGREEMENT


         AGREEMENT made as of the 21st day of April 1987, by and between H&Q HEALTHCARE INVESTORS, a Massachusetts business trust, having its principal office and place of business at 50 Rowes Wharf, Fourth Floor, Boston, Massachusetts 02110-3328, (the "Fund"), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts corporation having its principal office and place of business at 225 Franklin Street, Boston, Massachusetts 02110 (the "Bank").

         WHEREAS, the Fund desires to appoint the Bank as its registrar, transfer agent, dividend disbursing agent and agent in connection with certain other activities and the Bank desires to accept such appointment;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

Article 1         Terms of Appointment; Duties of the Bank

         1.01 Subject to the terms and conditions set forth in this Agreement, the Fund hereby employs and appoints the Bank to act as, and the Bank agrees to act as registrar, transfer agent for the Fund's authorized and issued shares of beneficial interest ("Shares"), dividend disbursing agent and agent in connection with any dividend reinvestment as set out in the prospectus of the Fund, corresponding to the date of this Agreement.

         1.02     The Bank agrees that it will perform the following services:

                  (a) In accordance with procedures established from time to time by agreement between the Fund and the Bank, the Bank shall:

                         (i) issue and record the appropriate number of Shares and hold such Shares in the appropriate Shareholder account, or in the case of certificated Shares, provide for delivery and authentication of such Shares;

                         (ii) effect transfers of Shares by the registered owners thereof upon receipt of appropriate documentation;

                         (iii) prepare and transmit payments for dividends and
                               distributions declared by the Fund; and

                         (iv) act as agent for Shareholders pursuant to the dividend reinvestment plan as amended from time to time in accordance with the terms of the agreement to be entered into between the Shareholders and the Bank in substantially the form attached as Exhibit A hereto.

                  (b) In addition to and not in lieu of the services set forth in the above paragraph (a), the Bank shall: (i) perform all of the customary services of a registrar, transfer agent, dividend disbursing agent and agent of the dividend reinvestment and cash purchase plan as described in Article 1 consistent with those procedures in effect as at the date of this Agreement. The detailed definition, frequency, limitations and associated costs (if any) set out in the attached fee schedule, include but are not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies,


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                          receiving and tabulating proxies and mailing
                          Shareholder reports to current Shareholders, withholding taxes on U.S. resident and non-resident U.S. and alien accounts where applicable, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all registered Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all confirmable transactions in Shareholder accounts, and providing Shareholder account information.

Article 2         Fees and Expenses

         2.01 For the performance by the Bank pursuant to this Agreement, the Fund agrees to pay the Bank an annual maintenance fee as set out in the initial fee schedule attached hereto. Such fees and out-of-pocket expenses and advances identified under Section 2.02 below may be changed from time to time subject to mutual written agreement between the Fund and the Bank.

         2.02 In addition to the fee paid under Section 2.01 above, the Fund agrees to reimburse the Bank for out-of-pocket expenses or advances reasonably incurred by the Bank for the items set out in the fee schedule attached hereto. In addition, any other expenses reasonably incurred by the Bank at the request or with the consent of the Fund, will be reimbursed by the Fund.

         2.03 The Fund agrees to pay all fees and reimbursable expenses within five days following the mailing of the respective billing notice. Postage and the cost of materials for mailing of dividends, proxies, Fund reports and other mailings to all Shareholder accounts shall be advanced to the Bank by the Fund at least seven (7) days prior to the mailing date of such materials.

Article 3         Representations and Warranties of the Bank

         The Bank represents and warrants to the Fund that:

         3.01 It is a corporation duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts.

         3.02 It is duly qualified to carry on its business in the Commonwealth of Massachusetts.

         3.03 It is empowered under applicable laws and by its charter and by-laws to enter into and perform this Agreement.

         3.04 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

         3.05 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

Article 4         Representations and Warranties of the Fund

         The Fund represents and warrants to the Bank that:

         4.01 It is a Massachusetts business trust duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

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         4.02 It is empowered under applicable laws and by its Declaration of
Trust and By-Laws to enter into and perform this Agreement.

         4.03 All trust proceedings required by said Declaration of Trust and By-laws have been taken to authorize it to enter into and perform this Agreement.

         4.04 It is a closed-end, diversified investment company registered under the Investment Company Act of 1940.

         4.05 A registration statement under the Securities Act of 1933 is currently effective and appropriate state securities law filings have been made with respect to all Shares of the Fund being offered for sale; information to the contrary will result in immediate notification to the Bank.

         4.06 It shall make all required filings under federal and state securities laws.

Article 5         Indemnification

         5.01 The Bank shall not be responsible for, and the Fund to the full extent permitted by law shall indemnify and hold the Bank harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to:

                  (a) All actions of the Bank or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.

                  (b) The Fund's refusal or failure to comply with the terms of this Agreement, or which arise out of the Fund's lack of good faith, negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Fund hereunder.

                  (c) The reliance on or use by the Bank or its agents or subcontractors of information, records and documents which (i) are received by the Bank or its agents or subcontractors and furnished to it by or on behalf of the Fund, and (ii) have been prepared and/or maintained by the Fund or any other person or firm on behalf of the Fund.

                  (d) The reliance on, or the carrying out by the Bank or its agents or subcontractors of any instructions or requests of the Fund's representative.

                  (e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

         5.02 The Bank shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by the Bank as a result of the Bank's lack of good faith, negligence or willful misconduct.

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         5.03 At any time the Bank may apply to any authorized officer of the
Fund for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement, and the Bank and its agents or subcontractors shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. The Bank, its agents and subcontractors shall be protected and indemnified (unless the loss has been contributed to by the Bank's lack of good faith or willful misconduct) in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Bank or its agents or subcontractors by telephone, in person, machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. The Bank, its agents and subcontractors shall also be protected and indemnified in recognizing Share certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

         5.04 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

         5.05 Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any act or failure to act hereunder.

         5.06 In order that the indemnification provisions contained in this
Article 5 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

         It is understood that if in any case the Fund may be asked to indemnify or save the Bank harmless, the Fund shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Bank will identify and notify the Fund promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Fund. In the event of the Bank's failure to advise the Fund as required above, however, the Bank shall lose its right to indemnification hereunder only to the extent that the Fund's interests are actually prejudiced thereby. The Fund shall have the option to defend the Bank against any claim which may be the subject of this indemnification, and in the event that the Fund so elects it will so notify the Bank, and thereupon the Fund shall take over complete defense of the claim, and the Bank shall in such situations initiate no further legal or other expenses for which it shall seek indemnification under this Article 5. The Bank shall in no case confess any claim or make any compromise in any case in which the Fund will be asked to indemnify the Bank except with the Fund's prior written consent.

         5.07 The indemnification provisions of this Agreement shall survive any termination of this Agreement.

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Article 6         Covenants of the Fund and the Bank

         6.01     The Fund shall promptly furnish to the Bank the following:

                  (a) A certified copy of the resolution of the Board of Trustees of the Fund authorizing the appointment of the Bank and the execution and delivery of this Agreement.

                  (b) A copy of the Declaration of Trust and By-Laws of the Fund and all amendments thereto.

         6.02 The Bank hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of Share certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

         6.03 The Bank shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Bank agrees that all such records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

         6.04 The Bank and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be disclosed to any other person, except as may be required by law.

         6.05 In case of any requests or demands for the inspection of the Shareholder records of the Fund, the Bank will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. The Bank reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

Article 7         Termination of Agreement

         7.01 This Agreement may be terminated by either party upon one hundred twenty (120) days written notice to the other.

         7.02 Should the Fund exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Fund. Additionally, the Bank reserves the right to charge for any other reasonable expenses associated with such termination.

Article 8          Assignment

         8.01 Except as provided in Section 8.03 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

         8.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

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         8.03 The Bank may, without further consent on the part of the Fund, subcontract for the performance hereof with (i) Boston EquiServe LP, a Massachusetts corporation which is duly registered as a transfer agent pursuant to Section 17A(c)(1) of the Securities Exchange Act of 1934 ("Section 17A(c)(1)"), or (ii) a Boston EquiServe subsidiary duly registered as a transfer agent pursuant to Section 17A(c)(1); provided, however, that the Bank shall be as fully responsible to the Fund for the acts and omissions of any subcontractor as it is for its own acts and omissions.

Article 9         Amendment

         9.01 This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Fund.

Article 10        Massachusetts Law to Apply


         10.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts.

Article 11        Merger of Agreement

         11.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.

                                   H&Q HEALTHCARE INVESTORS


                                   BY:      /s/ Alan G. Carr
                                   ----------------------------------------
                                                President
ATTEST:


/s/ Kimberley L. Carroll
---------------------------------
    Assistant Secretary


                                   STATE STREET BANK AND TRUST COMPANY


                                   BY:      /s/ Patricia A. Noonan
                                   ----------------------------------------
                                                Vice President

ATTEST:


/s/ K.M. Kulin
---------------------------------
    Assistant Secretary


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                                    EXHIBIT 1

                           DIVIDEND REINVESTMENT PLAN


         Incorporated herein by reference to Exhibit 2(e) to Registrant's registration statement on Form N-2 (File No. 333-19247), January 3, 1997.



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                          STATE STREET BANK AND TRUST COMPANY

                         TRANSFER AGENT and REGISTRAR SERVICES
                             CLOSED-END FUND FEE AGREEMENT
                                          for
                               H&Q HEALTHCARE INVESTORS

ONGOING TRANSFER AGENT FEES

$7.00 per shareholder account per annum. Includes the issuance and registration of the first 5,000 credit certificates in a calendar year. Excess credits beyond 5,000 to be billed at $1.25 each within a calendar year.

     For each dividend reinvestment per participant      $.75
     For each optional cash infusion                     $.75

ACCOUNT MAINTENANCE SERVICES

o  Establishing new accounts

o  Preparation and mailing of W-9 solicitation to new accounts without T.I.N.'s

o  Address changes

o  Processing T.I.N. changes

o  Processing routine and non-routine transfers of ownership

o  Issuance of credit certificates (see limits)

o  Posting debit and credit transactions

o  Providing a daily transfer journal of ownership changes

o  Responding to written shareholder communications

o  Responding to shareholder telephone inquiries; toll-free number

o  Placing and releasing stop transfers

o  Replacing lost certificates

o  Registration of credit certificates (see limits)


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Fee Agreement
Page 2

DIVIDEND DISBURSEMENT SERVICES

o  Generate and mail twelve dividend checks per annum with one enclosure

o  Replace lost dividend checks

o  Processing of backup withholding and remittance

0  Preparation and filing of Federal Tax Forms 1099 and 1042

o  Preparation and filing of State Tax information as directed

DIVIDEND REINVESTMENT SERVICES PROVIDED

o  Processing optional cash investments and acknowledging same

o  The reinvestment of dividend proceeds for participants

o  Participant withdrawal or sell requests

o  Preparation, mailing and filing of Federal Tax Form 1099B for sales

o  Preparation and mailing of monthly reinvestment statements

ANNUAL MEETING SERVICES

o Coordination of mailing of proxies, proxy statement, annual report and business reply envelope (out-of-pocket expenses billed as incurred)

o  Providing one set of labels of banks, brokers and nominees for broker search

o  Providing an Annual Meeting Record Date list

o  Same day tabulation of returned proxies

o  Daily reporting of tabulation results

o  Interface support during solicitation effort

o Providing one Inspector of Election at Annual Meeting (out-of-pocket travel expenses billed as cost as incurred)

o  Providing an Annual Meeting Final Voted list

ADDRESSING AND MAILING SERVICES

o  Preparation for the mailing of three (3) quarterly reports

o Addressing and mailing dividend reinvestment brochures to new shareholders on a monthly basis, or as agreed


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Fee Agreement
Page 3

INFORMATIONAL SERVICES PROVIDED

o  One complete statistical report per calendar year

         - Shareholders by state
         - Shareholders by classification code
         - Shareholders by share grouping

TERMS OF FEE AGREEMENT

o  Two years from date of execution

o  Minimum $1,000. per month

o Escalation Clause - The per account annual fee upon renewal shall be equal to the current fee increased by the lesser of (i) 6% or, (ii) the percentage increase in the U.S. Department of Labor nation index of "Cost of Services Less Rent" for the period current at renewal.

MISCELLANEOUS

o All out-of-pocket expenses such as postage, stationery, etc. will be billed as incurred.

ADDITIONAL SERVICES

o Services over and above this Fee Schedule will be invoiced in accordance with our current Schedule of Services or priced by appraisal.



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                       STATE STREET BANK AND TRUST COMPANY

                       STOCK TRANSFER AGENT FEE AGREEMENT
                                       FOR
                            H&Q HEALTHCARE INVESTORS




FEE AGREEMENT EFFECTIVE DATES:         FROM: 3/01/93 TO: 3/01/95


LENGTH OF FEE AGREEMENT:               Two Years


REQUIRED SIGNATURES:



/s/ Charles Rossi                      April 5, 1993
-----------------------------------    --------------------------
State Street Bank and Trust Company    Date
Name: Charles V. Rossi
Title: Vice President

/s/ Alan G. Carr                       March 30, 1993
-----------------------------------    ---------------------------
H&Q Healthcare Investors               Date
Name: Alan G. Carr
Title: President